Exhibit No. 99

News Release
Media Line: 410 234-7433 www.constellation.com
	Constellation Generation Group Constellation Power Source Baltimore Gas and Electric Company	Constellation NewEnergy Constellation Energy Source BGE Home Products & Services

Contacts:	Charlie Welsh (media)
410 783-3260
OR
Jack Thayer (investors)
410 783-3647

Constellation Energy Group Reports First Quarter 2003 Results

•                    Financial results consistent with Company forecasts

BALTIMORE, April 30, 2003 - Constellation Energy Group (NYSE: CEG) today reported earnings excluding special items of $59.1 million, equivalent to $0.36 per share, for the three months ending March 31, 2003.  Excluding the inter-quarter timing effect of a ($0.07) per share loss on hedges that were marked-to-market, first quarter earnings were $0.43 per share.  These results are consistent with the Company’s earnings guidance, provided in January 2003, of $0.33 to $0.43 per share.

As expected and previously disclosed, two new accounting standards affected the industry and resulted in a net charge to Constellation’s earnings of ($198.4) million, or ($1.20) per share.  In addition, the company recognized a net gain of $7.9 million after tax, or $0.04 per share, primarily associated with the sale of non-core assets.  Including both of these, the company reported a GAAP net loss of ($131.4) million, or ($0.80) per share, for the quarter.  An addendum detailing accounting changes and special items is attached.

The following table summarizes both earnings per share excluding special items and earnings per share reported in accordance with GAAP for the first three months of 2003 and 2002:

	Three Months Ended March 31, 2003			Three Months Ended March 31, 2002
EARNINGS PER COMMON SHARE	Reported GAAP EPS	EPS Excluding Special Items		Reported GAAP EPS	EPS Excluding Special Items
Merchant energy	$(0.13)	$(0.12	)(1)	$0.17	$0.18	(3)
Baltimore Gas and Electric	0.48	0.48		0.27	0.35	(4)
Other nonregulated	0.05	—	(2)	0.96	(0.04	)(5)

Earnings Per Common Share and Earnings Per Common Share — Assuming Dilution Before Cumulative Effects of Changes in Accounting Principles	0.40	$0.36		1.40	$0.49
Cumulative effect of change in accounting principle — EITF 02-3	(1.61)
Cumulative effect of change in accounting principle — Asset Retirement Obligations	0.41			—

Earnings Per Common Share and Earnings Per Common Share — Assuming Dilution	$(0.80)			$1.40

Details of Adjustments to GAAP EPS:

(1)           Workforce reduction costs — $0.01 per share.

(2)           Net gains on sale of investments and other assets — $0.05 per share.

(3)           Workforce reduction costs — $0.01 per share.

(4)           Workforce reduction costs — $0.08 per share.

(5)           Gain on sales of investments (primarily Orion stock sale) — $1.00 per share.

 “Our financial results this quarter mark the 6th consecutive quarter in which we have delivered on our earnings guidance,” said Mayo A. Shattuck III, Constellation Energy's Chairman, President and Chief Executive Officer. “We can attribute our strong performance to our continued focus on executing our business strategy while improving our competitive position.  As 2003 progresses, we continue to expand our competitive supply business in which we provide a comprehensive range of services to large energy consumers.  We have demonstrated superior management of plant construction and outages, completing two major projects in California and Maryland in April well ahead of schedule.  And, we delivered record earnings in the first quarter from our regulated utility.  Because of our diversification along the value chain and highly effective risk management structure, we were successful in navigating one of the most turbulent quarters in energy market history and are on track to meet our 2003 earnings forecast as presented in January.  This points to the underlying strength of our balanced business model, which we are confident will continue to perform well in 2003.”

Merchant Energy

The merchant energy business had a loss of ($0.13) in reported GAAP earnings per share for the first quarter of 2003.  Excluding special items, the merchant energy business reported a loss of ($0.12) per share in the first quarter of 2003, compared to earnings of $0.18 per share in the first quarter of 2002.  Earnings declined compared to the same quarter last year primarily due to:

•                    Lower mark-to-market earnings;

•                    The impact of volatile gas and power prices, cold northeastern weather, and outages at third party plants;

•                    The negative impact of three gas-fired plants brought on line after the first quarter of 2002; and

•                    The absence of 2002 first quarter income related to the reversal of a reserve for California utilities that began making payments.

These negatives were partially offset by the positive impact of:

•                    Wholesale accrual origination earnings;

•                    Earnings from our recent acquisitions — NewEnergy and Alliance — in the competitive supply business; and

•                    Favorable effects of our productivity initiatives.

These earnings also reflect the impact of a ($0.07) per share mark-to-market loss in this quarter on hedges in our competitive supply portfolio.  EITF 02-3 resulted in the conversion of many positions to accrual accounting effective January 1, 2003.  Several valid economic hedges did not qualify for accrual accounting hedge treatment and remained in the mark-to-market portfolio.  As a result, losses on these hedges were recognized in the first quarter, but we expect an approximately offsetting gain to be recognized in accrual earnings in the second through fourth quarters of this year.  This results in no net impact on our 2003 outlook.  Excluding the impact of these hedges, Merchant Energy would have recorded a loss excluding special items of ($0.05) per share for the quarter, in line with forecasts we provided in January and total company earnings excluding special items would have been $0.43 per share, at the top end of the guidance range provided in January.

Baltimore Gas and Electric

Baltimore Gas and Electric reported GAAP earnings and earnings excluding special items of $0.48 per share for the first quarter of 2003, compared to $0.35 per share excluding special items in the first quarter of 2002. The utility’s earnings benefited from higher electric volumes due to colder weather in its central Maryland service territory, lower interest expense, and favorable expense performance.

Other Nonregulated Businesses

Our other nonregulated businesses reported GAAP earnings of $0.05 per share for the first quarter of 2003.  Excluding special items, earnings from our other nonregulated businesses improved to $0.00 per share compared with a loss of ($0.04) per share in the first quarter of 2002.  The nonregulated businesses benefited from improved performance at BGE Home.

The March 2003 Financial Statements are attached.

Earnings Excluding Special Items

Constellation Energy presents earnings excluding special items in addition to its reported earnings per share in accordance with generally accepted accounting principles (Reported GAAP EPS).  Constellation Energy also provides its earnings guidance in terms of earnings excluding special items.  Earnings excluding special items is a non-GAAP financial measure that differs from Reported GAAP EPS because it excludes the cumulative effects of changes in accounting principles and other special items included in operations.  We exclude special items (which we define as items that are not related to our ongoing, underlying business or which distort comparability of results) because we believe that it is appropriate for investors to consider results excluding these items in addition to our results in accordance with GAAP.  We believe such a measure provides a picture of our results that is comparable among periods since it excludes the impact of items such as gains or losses on sales of non-core investments and workforce reduction costs, which may recur occasionally, but tend to be irregular as to timing, thereby distorting comparisons between periods.  Investors should note that this non-GAAP measure involves judgments by management (in particular, judgments as to what is or is not classified as a special item).  This non-GAAP measure is also used to evaluate performance and for compensation purposes.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our Form 10-K under the forward-looking statements section.

Conference Call April 30, 2003

Constellation Energy Group will host a conference call at 8:00 a.m. Eastern Time on April 30, 2003, to review its results. To participate, investors, analysts, and members of the media in the United States may dial 1-888-730-9134 shortly before 8:00 a.m. The international dial-in number is 1-712-257-3640. The conference call host is Constellation Energy Group, and the password is Constellation. A replay of the call will be available starting approximately two hours after the call ends, and will be available for one week. The replay number is 1-800-489-7539; the number for international callers is 1-402-344-6830. A live audio Webcast of the conference call will be available on the Investor Relations page of the Company Web site, www.constellation.com.  The Webcast and conference call will be accompanied by materials, including a slideshow, which can also be viewed at the Investor Relations section of the Company Web site.

About Constellation Energy Group

Constellation Energy Group, a Fortune 500 company based in Baltimore, is the nation’s leading competitive supplier of electricity to large commercial and industrial customers.  We market energy nationally and manage the associated risks. We own and operate a diversified fleet of generation plants throughout the United States. We also deliver electricity and natural gas through the Baltimore Gas and Electric Company (BGE), our regulated utility in central Maryland.  In 2002, the combined revenues of our integrated energy company totaled $4.7 billion.

Addendum — Accounting Changes and Special Items Recognized in First Quarter 2003

Cumulative Effects of Changes in Accounting Principles — net pre-tax charge of ($317.9) million, or ($1.20) per share

As previously expected and disclosed, in the first quarter of 2003 Constellation Energy recognized a net charge to earnings of ($1.20) per share from the cumulative effects of changes in accounting principles.  This consisted of a ($430.0) million pre-tax charge to earnings, or ($1.61) per share, relating to the January 1, 2003 implementation of Emerging Issues Task Force (EITF) consensus on Issue 02-3, Recognition and Reporting of Gains and Losses on Energy Trading Contracts Under EITF Issues No. 98-10 and No. 00-17, and a $112.1 million pre-tax gain, or $0.41 per share, relating to the January 1, 2003 implementation of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.

Special Items — $13.0 million net pre-tax gain, or $0.04 per share

Net Gains on Sales of Investments and Other Assets — $13.7 million pre-tax

In the fourth quarter of 2001, we announced our decision to focus efforts and capital on core domestic energy businesses and undertook a plan to sell a number of non-core businesses and investments. In the first quarter of 2003, we recognized approximately $13.7 million in pre-tax gains relating to the monetization of several non-core assets including:

•                  A $7.2 million pre-tax gain on the sale of an oil tanker to the U. S. Navy;

•                  A $5.3 million pre-tax gain on the favorable settlement of a contingent obligation we had previously reserved relating to the sale of our Guatemalan power plant operation in the fourth quarter of 2001; and

•                  A $1.2 million pre-tax installment sale gain on a parcel of real estate.

Workforce Reduction Costs — ($0.7) million pre-tax

We incurred ($0.7) million in expense associated with deferred payments to employees eligible for the 2001 Voluntary Special Early Retirement Programs.

Constellation Energy Group and Subsidiaries

Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,
	2003	2002
	(In Millions, Except Per Share Amounts)
Revenues
Nonregulated revenues	$1,828.4	$371.2
Regulated electric revenues	486.3	460.3
Regulated gas revenues	298.2	220.8
Total revenues	2,612.9	1,052.3

Expenses
Operating expenses	2,256.4	682.2
Workforce reduction costs	0.7	25.9
Depreciation and amortization	111.1	117.1
Accretion of asset retirement obligations	10.7	—
Taxes other than income taxes	72.1	65.6
Total expenses	2,451.0	890.8
Net Gain on Sales of Investments and Other Assets	13.7	257.1
Income from Operations	175.6	418.6
Other Income	8.9	4.5
Fixed Charges
Interest expense	82.3	67.9
Interest capitalized and allowance for borrowed funds used during construction	(4.4)	(11.8)
BGE preference stock dividends	3.3	3.3
Total fixed charges	81.2	59.4
Income Before Income Taxes	103.3	363.7
Income Taxes	36.3	135.1
Income Before Cumulative Effects of Changes in Accounting Principles	67.0	228.6
Cumulative Effects of Changes in Accounting Principles, Net of Income Taxes of $119.5	(198.4)	—
Net (Loss) Income	$(131.4)	$228.6
Earnings Applicable to Common Stock	$(131.4)	$228.6

Average Shares of Common Stock Outstanding	164.9	163.7
Earnings Per Common Share and Earnings Per Common Share - Assuming Dilution Before Cumulative Effects of Changes in Accounting Principles	$0.40	$1.40
Cumulative Effects of Changes in Accounting Principles	(1.20)	—
Earnings Per Common Share - Assuming Dilution	$(0.80)	$1.40

Certain prior-period amounts have been reclassified to conform with the current period’s presentation.

Constellation Energy Group and Subsidiaries

Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
	2003	2002
ASSETS	(In Millions)
Current Assets
Cash and cash equivalents	$612.2	$615.0
Accounts receivable (net of allowance for uncollectibles of $45.1 and $41.9, respectively)	1,799.4	1,244.1
Trading securities	9.3	77.1
Mark-to-market energy assets	114.8	144.0
Risk management assets	217.7	72.3
Fuel stocks	84.1	126.5
Materials and supplies	199.1	208.6
Prepaid taxes other than income taxes	41.8	57.1
Other	197.9	157.1
Total current assets	3,276.3	2,701.8
Investments And Other Assets
Real estate projects and investments	72.5	86.1
Investments in qualifying facilities and power projects	436.0	439.2
Financial investments	28.4	36.9
Nuclear decommissioning trust funds	631.3	645.4
Mark-to-market energy assets	1,027.0	1,348.2
Risk management assets	59.7	88.8
Goodwill	121.1	115.9
Other	194.0	167.8
Total investments and other assets	2,570.0	2,928.3
Property, Plant and Equipment
Regulated property, plant and equipment	5,100.9	5,075.2
Nonregulated generation property, plant and equipment	6,994.4	6,811.9
Other nonregulated property, plant and equipment	257.0	242.0
Nuclear fuel (net of amortization)	211.5	224.8
Accumulated depreciation	(3,781.2)	(4,396.8)
Net property, plant and equipment	8,782.6	7,957.1
Deferred Charges
Regulatory assets (net)	301.0	405.7
Other	133.4	136.0
Total deferred charges	434.4	541.7
Total Assets	$15,063.3	$14,128.9

LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings	$12.4	$10.5
Current portion of long-term debt	291.6	426.2
Accounts payable	1,373.7	943.4
Customer deposits and collateral	356.4	102.8
Mark-to-market energy liabilities	106.4	94.1
Risk management liabilities	169.6	20.1
Accrued interest	128.1	95.5
Dividends declared	46.2	42.8
Other	288.5	337.1
Total current liabilities	2,772.9	2,072.5
Deferred Credits And Other Liabilities
Deferred income taxes	1,217.8	1,330.7
Mark-to-market energy liabilities	951.8	881.5
Risk management liabilities	153.8	149.5
Asset retirement obligations	581.3	—
Net pension liability	230.9	334.6
Postretirement and postemployment benefits	357.7	352.8
Deferred investment tax credits	83.9	85.7
Other	135.5	150.1
Total deferred credits and other liabilities	3,712.7	3,284.9
Long-Term Debt
Long-term debt of nonregulated businesses	3,148.3	3,149.8
Long-term debt of BGE	1,515.2	1,650.0

Company obligated mandatorily redeemable trust preferred securities of subsidiary trust holding solely 7.16% debentures of BGE due June 30, 2038	250.0	250.0
Unamortized discount and premium	(9.2)	(9.7)
Current portion of long-term debt	(291.6)	(426.2)
Total long-term debt	4,612.7	4,613.9
Minority Interests	107.0	105.3
BGE Preference Stock Not Subject To Mandatory Redemption	190.0	190.0
Common Shareholders’ Equity
Common stock	2,086.4	2,078.9
Retained earnings	1,802.1	1,977.6
Accumulated other comprehensive loss	(220.5)	(194.2)
Total common shareholders’ equity	3,668.0	3,862.3
Total Liabilities And Equity	$15,063.3	$14,128.9

Certain prior-period amounts have been reclassified to conform with the current period’s presentation.

Constellation Energy Group and Subsidiaries

Merchant Energy Operating Statistics

	Three Months Ended March 31,
	2003	2002
Revenues (In Millions)
PJM Platform	$375.7	$286.4
Plants with Power Purchase Agreements	109.2	92.5
Competitive Supply - Accrual Revenues	1,445.4	23.2
- MTM Energy Revenues	(3.2)	63.8
Other	32.9	24.1
Total Revenue	$1,960.0	$490.0

	Three Months Ended March 31,
				Hydro &
	Nuclear	Coal	Oil	Gas	Other	Total
Generation by Fuel Type (%)
2003	49.0	41.7	3.1	3.6	2.6	100.0
2002	58.6	35.0	1.2	1.8	3.4	100.0

Utility Operating Statistics

		Three Months Ended March 31,
		2003	2002
ELECTRIC
Revenues (In Millions)
Residential	— with househeating	$130.2	$104.5
	— other	128.0	114.9
	— total	258.2	219.4
Commercial	— excluding delivery service	160.4	191.2
	— delivery service	12.1	1.3
Industrial	— excluding delivery service	38.3	41.5
	— delivery service	3.9	0.3
System Sales		472.9	453.7
Other		13.4	6.7
Total		$486.3	$460.4

Sales (In Thousands) - MWH
Residential	— with househeating	2,018	1,594
	— other	1,780	1,603
	— total	3,798	3,197
Commercial	— excluding delivery service	2,539	3,431
	— delivery service	1,084	53
Industrial	— excluding delivery service	646	1,053
	— delivery service	398	14
Total System Sales		8,465	7,748

GAS
Revenues (In Millions)
Residential	— excluding delivery service	$187.2	$131.4
	— delivery service	7.3	8.1
	— total	194.5	139.5
Commercial	— excluding delivery service	55.7	35.1
	— delivery service	8.9	10.6
Industrial	— excluding delivery service	4.5	4.1
	— delivery service	3.1	3.9
System Sales		266.7	193.2
Off-System Sales		34.7	28.3
Other		2.1	1.8
Total		$303.5	$223.3

Sales (In Thousands) - DTH
Residential	— excluding delivery service	20,050	14,856
	— delivery service	3,383	2,967
	— total	23,433	17,823
Commercial	— excluding delivery service	6,664	4,754
	— delivery service	9,666	9,528
Industrial	— excluding delivery service	489	608
	— delivery service	5,290	6,268
System Sales		45,542	38,981
Off-System Sales		4,525	8,205
Total		50,067	47,186

Merchant Energy and Utility operating statistics do not reflect the elimination of intercompany transactions.

Heating Degree Days (Calendar-Month Basis)

Actual	2,759	2,123
Normal	2,419	2,428

Constellation Energy Group and Subsidiaries

Supplemental Financial Statistics

	March 31, 2003			December 31, 2002
Capitalization	GAAP Balances	Non-GAAP Ratio Calculations*		GAAP Balances	Non-GAAP Ratio Calculations*
Total long-term debt (gross of current portion)	$4,654.3	$4,654.3		$4,790.1	$4,790.1
Company obligated mandatorily redeemable trust preferred securities of subsidiary trust holding solely 7.16% debentures of BGE due June 30, 2038	250.0	250.0		250.0	250.0
Short-term borrowings	12.4	12.4		10.5	10.5
Cash	—	(612.2)		—	(615.0)
Total Debt	4,916.7	4,304.5	52.1%	5,050.6	4,435.6	51.6%

BGE Preference Stock Not Subject To Mandatory Redemption	190.0	190.0		190.0	190.0
Minority Interests	—	107.0		—	105.3
Common shareholders’ equity	3,668.0	3,668.0		3,862.3	3,862.3
Total Equity	3,858.0	3,965.0	47.9%	4,052.3	4,157.6	48.4%

Total Capitalization	$8,774.7	$8,269.5	100.0%	$9,102.9	$8,593.2	100.0%

*  Debt to Total Capital is a non-GAAP liquidity measure computed by dividing Long-Term Debt, net of cash, by Total Capitalization, net of cash (Minority Interest is included in Equity).  Management believes this non-GAAP measure provides investors useful information on our liquidity because it takes into account minority equity interests in our consolidated affiliates, and cash available to reduce debt.

	Three Months Ended March 31,
	2003	2002

Ratio of Earnings to Fixed Charges	2.10	5.77

Effective Tax Rate	34.1%	36.8%

Equity Investment In Nonregulated Businesses — End of Period	$2,156.5	$2,665.1

Equity Investment In Utility Business — End of Period	$1,511.5	$1,166.6

Common Stock Data

	Three Months Ended March 31,
	2003	2002

Common Stock Dividends — Per Share
—Declared	$0.26	$0.24
—Paid	$0.24	$0.12

Market Value Per Share
—High	$30.23	$31.18
—Low	$25.17	$26.16
—Close	$27.73	$30.85

Shares Outstanding—End of Period (In Millions)	165.1	163.8

Book Value per Share—End of Period	$22.21	$23.40